Exhibit 99.1

CEO Letter to Shareholders dated April 27, 2026

Dear Shareholders and Partners,

Since our last update in October, in which I shared the strategic transformation of SkyTech Orion Global Corp. (CTGL), we have advanced developments to prepare the Company’s infrastructure for large-scale sales and robust manufacturing capacity in the Small Drone sector.

We are operating in an era where the wars in Ukraine and Israel, and the escalating tensions with Iran, have underscored a critical global need: the demand for available, battlefield-ready small drones, which have become a decisive tool in modern warfare and critical infrastructure protection. With global demand estimated in the millions of units, SkyTech has developed a modular drone capability and scalable production approach, positioning itself to meet this requirement through Western, NDAA-compliant systems and to develop localized production capabilities in the U.S., Israel, and allied countries.

As a dual-national company, we maintain a primary focus on the U.S. defense and government markets, which represent the industry’s most significant growth volume, while concurrently serving the Israeli market. Production for the U.S. is planned to be established locally within the United States, intended to support supply chain security and applicable regulatory compliance. In Israel, our subsidiary, SkyTech Orion Ltd., was awarded a multi-million-dollar government grant from the Ministry of Economy to establish the SkyTech Innovation and Production Center in Israel, serving as a cornerstone of our global manufacturing infrastructure.

To support the Company’s growth strategy, we are advancing strategic partnerships, and capital raises to accelerate sales, support working capital, and build our operational and manufacturing infrastructure. In parallel, the Company is progressing its preparation for a Nasdaq uplisting, as a central component of its growth engine and expanded access to institutional capital.

I invite you to review our attached Strategic Roadmap presentation, which details our manufacturing model and our readiness to lead this $186 billion global market opportunity.

Thank you for your continued trust and partnership.

Sincerely,

Ora Elharar Soffer

Chairwoman & CEO

SkyTech Orion Global Corp. (CTGL)